Exhibit 4.1

EXECUTION VERSION

January 28, 2025

AMENDMENT NO. 1 TO

PROMISSORY NOTE

This serves as Amendment No. 1 to Promissory Note (“Amendment”) with an original issuance date of August 6, 2024 (the “Note”), issued by Trio Petroleum Corp. (the “Maker” or the “Company”) to Target Capital 1 LLC (the “Holder”). All initially capitalized terms not otherwise defined herein shall have the meanings given to those terms in the Note.

WHEREAS, the Company and the Holder desire to amend the Note, by this Amendment, with respect to the installment payment dates of the Note, as set forth below in this Amendment.

NOW THEREFORE, the undersigned agree as follows:

1. Amendment

Section 1.2 of the Note is amended and restated in its entirety to read as follows:

“1.2 Mandatory Monthly Payments. Accrued, unpaid interest and outstanding principal, subject to adjustment, shall be paid in five (5) payments as follows:

Payment Date	Amount of Payment
February 28, 2025	$142,926.00
March 30, 2025	$35,731.50
April 30, 2025	$35,731.50
May 30, 2025	$35,731.50
June 30, 2025	$35,731.50

(a total payback to the Holder of $285,852.00).

The Company shall have a five (5) day grace period with respect to each payment. The Company has right to prepay in full at any time with no prepayment penalty. All payments shall be made by bank wire transfer to the Holder’s wire instructions, attached hereto as Exhibit A. For the avoidance of doubt, a missed payment shall be considered an Event of Default.”

2. No Event of Default. Holder acknowledges and agrees that from the Issue Date through and until the date of this Amendment no Event of Default has occurred under the Note.

3. No Other Changes. Except as specifically provided in this Amendment, all other terms and conditions of the Note and the Purchase Agreement shall remain in full force and effect.

4. Governing Law. This Amendment shall be governed by and construed in accordance with the Purchase Agreement. This Amendment shall not be interpreted or construed with any presumption against the party causing this Amendment to be drafted.

5. Exclusive Jurisdiction; Venue. Any action, proceeding or claim arising out of, or relating in any way to, this Amendment shall be brought and enforced as provided in the Purchase Agreement.

6. Execution. This Amendment may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that the parties need not sign the same counterpart. If any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

[signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Amendment No. 1 to Amended and Restated Senior Secured Convertible Promissory Note on the date set forth above.

MAKER:

TRIO PETROLEUM CORP.
5401 Business Park South, Suite 115
Bakersfield, CA 93309

By:	/s/ Robin Ross
Name:	Robin Ross
Title:	Chief Executive Officer

TARGET CAPITAL LLC
144 Hillside Village
Rio Grande, PR 00745

By:	/s/ Dmitriy Shapiro
Name:	Dmitriy Shapiro
Title:	Managing Member